UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

  SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:     September 14, 2011

  CUMMINS INC.

 (Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street

 P. O. Box 3005

 Columbus, IN  47202-3005

 (Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

Anant J. Talaulicar, a Vice President and the President – Components of Cummins Inc. (the “Company”), has entered into a pre-arranged stock trading plan (the “Talaulicar 10b5-1 Plan”) to sell a limited number of shares of the Company’s common stock, par value $2.50 per share (“Common Stock”).  The Plan was designed to comply with the Company’s insider trading policies and the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit an officer or director to enter into a pre-arranged plan for buying or selling Company stock at a time when the officer or director is not in possession of material, nonpublic information about the Company.

The Talaulicar 10b5-1 Plan contemplates the sale of a maximum of 4,970  shares that will be acquired upon exercise of a vested stock option.  The option will be exercised and the sales made only if our stock price reaches a specified level during a period commencing on October 28, 2011 and continuing until all 4,970 option shares have been sold or August 29, 2012, whichever occurs first.  Based on his current ownership of Common Stock, following the sale of the 4,970 option shares subject to the Talaulicar 10b5-1 Plan, Mr. Talaulicar would beneficially own approximately 29,834 shares of Common Stock.  Mr. Talaulicar will continue to be subject to the Company’s stock ownership guidelines, and the sales contemplated by the Talaulicar 10b5-1 Plan will not reduce Mr. Talaulicar’s ownership of Common Stock below the levels required by the guidelines.

All sales of Common Stock under the Talaulicar 10b5-1 Plan will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2011

CUMMINS INC.
/s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller